Exhibit 99.1

September 11, 2015	Richard Barnes
856-782-2371
richard.barnes@amwater.com

New Jersey American Water Granted New Rates by New Jersey Board of Public Utilities

Cost of Water Service Remains Less Than a Penny a Gallon; Sewer Rates Formula Also Adjusted to Provide Relief to Some Customers

VOORHEES (September 11, 2015) The New Jersey Board of Public Utilities (BPU) today approved new water and wastewater rates for New Jersey American Water, effective September 21, 2015.

The new rates represent a $22 million annual increase in water and wastewater revenues for New Jersey American Water.

The cost of water service for the company’s customers remains less than a penny a gallon. The average bill for a customer using 6,000 gallons of water per month will rise from $51.82 to $53.41, an approximate three percent increase.

Since New Jersey American Water’s last rate adjustment in May of 2012, the company has invested more than $775 million to replace and upgrade approximately 160 miles of water infrastructure to improve uninterrupted access to high-quality, reliable water service for its customers. During the same period, the company has lowered its operating expenses by more than $19 million. Those cost reductions supported more than $125 million of infrastructure investment with no impact on customers’ bills.

“New Jersey American Water’s proactive infrastructure replacement demonstrates our commitment to providing our customers with outstanding water and wastewater services,” said William Varley, president of New Jersey American Water. “We’re meeting the challenge of replacing or upgrading thousands of miles of aging infrastructure while decreasing our operating costs. Compared to the cost of other household utilities, water service is an excellent value.”

The new rates will also result in some New Jersey American Water sewer customers seeing no increase or, in some cases, a decrease in wastewater rates. The BPU has accepted the company’s proposal that wastewater rates be recalculated to lessen the impact that outdoor water use has on wastewater bills.

In addition, the BPU approved New Jersey American Water’s request to modify its Low Income Payment Program (LIPP). Customers enrolled in the program, who also receive Social Security or are enrolled in Medicare, will be exempt from the monthly distribution system improvement charge. LIPP enrollees had previously only been exempt from paying the monthly fixed service charge.

PRESS RELEASE	www.newjerseyamwater.com

After filing for the rate increase in January 2015, New Jersey American Water’s request underwent extensive public and regulatory scrutiny. The ratemaking process required a lengthy and detailed review by the staff of the BPU, the New Jersey Division of Rate Counsel, the Office of Administrative Law, and more than a dozen interested groups, some of whom the state of New Jersey granted full intervener status in the proceedings. The process also included several public hearings for customer input before an Administrative Law Judge.

New Jersey American Water, a wholly owned subsidiary of American Water (NYSE: AWK) is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.5 million people. Founded in 1886, American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 6,800 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 47 states, as well as parts of Canada. More information can be found by visiting www.amwater.com.

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PRESS RELEASE	www.newjerseyamwater.com

NEW JERSEY AMERICAN WATER COMPANY

RATE CASE FACT SHEET

September 11, 2015

Annual Rate Increase:	$22M

Overall Rate Increase %:	3.3%

Effective Date:	September 21, 2015

Rate Base:	$2.4B

Rate of Return:

	Ratio	Cost Rate	Weighted Cost Rate
Long Term Debt	48.00%	5.17%	2.48%
Common Equity	52.00%	9.75%	5.07%

Total	100.00%		7.55%